Exhibit 99.1

PRESS RELEASE

RITCHIE BROS. ANNOUNCES MANAGEMENT DEPARTURE

02/02/2018

VANCOUVER, Feb. 2, 2018 /CNW/ - Ritchie Bros. (NYSE & TSX: RBA), today announced that as a result of structural changes undertaken by the Company as part of its IronPlanet integration efforts, a mutual decision was reached with Jim Barr, Group President, that he will be leaving the Company effective Feb 16, 2018.

“I have greatly valued Jim’s partnership in helping me transform our company into a true multi-channel player. He has made significant contributions including championing the development of our digital roadmap, enhancing the digital customer experience, revitalizing Equipment One, being the lead integrator for the IronPlanet acquisition and providing strategic oversight to our listing service businesses. I wish Jim all the very best in his future endeavors.” commented Ravi Saligram, Chief Executive Officer.

Mr. Saligram added, “We have a very talented, accomplished and experienced team of leaders in the Digital and Technology groups who will continue to flawlessly execute against our multi-channel strategy.”

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a multitude of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the company’s selling channels include: Ritchie Bros. Auctioneers, the world’s largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing its exclusive IronClad Assurance® equipment condition certification; Marketplacee, an online marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The company also offers sector-specific solutions including GovPlanet, TruckPlanet, Kruse Energy Auctioneers, and Cat® auctions, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about the unprecedented choice provided by Ritchie Bros., visit RitchieBros.com.

For more information, please contact:

Zaheed Mawani

Vice President, Investor Relations

Phone: 1.778.331.5219

Email: zmawani@ritchiebros.com